Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14903

Hardinge Reports 26% Growth in Sales for Third Quarter 2017

•	Sales of $85.0 million in the quarter driven by double digit growth in all regions; Sales for the first nine months were $227.7 million, up 11% over prior-year period
•Quarterly net income was $2.2 million with earnings per diluted share of $0.17
•Generated strong cash from operations of $11.0 million year-to-date
•Ended quarter with $32.3 million in cash and no outstanding debt

•	Expanded restructuring and cost take-out effort; Targeting an additional $10 million in savings

ELMIRA, N.Y., November 9, 2017 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its third quarter ended September 30, 2017.

Chuck Dougherty, President and Chief Executive Officer, commented, “We achieved higher earnings in the quarter as a result of strong sales growth driven by improved global demand for our products and machining solutions. Cash generation increased in the quarter and year-to-date from higher net income combined with a heightened emphasis on working capital management. We continue to expect 2017 will be a solid year, even as orders have varied considerably from quarter to quarter. For the nine month period, orders were up 9% and we ended September with backlog remaining very strong at $135 million and, similar to the second quarter, at a level we have not seen in five years, supporting our expectation for the year.”

He noted, “Looking further out, our focus is on building a business with improved earnings power by optimizing our footprint and further reducing our cost structure. This includes the execution of the restructuring program for Europe announced earlier this year that is expected to produce approximately $2 million to $2.5 million in annual cost savings. Importantly, we have initiated a larger, multi-year plan that encompasses changes throughout our global footprint that we believe will not only reduce our cost structure, but improve our operating efficiencies. As part of this expanded program, we have identified approximately $10 million in annualized cost reductions beyond the previously announced program.”

“Furthermore, our team has been enhanced with fresh talent and experience through the addition of new leadership for global operations, human resources and business development. We are moving quickly to transform Hardinge by leveraging our global capabilities in operations, engineering and sales to build a better business model that can heighten our financial performance,” he concluded.

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

As noted, the Company is continuing its previously announced restructuring activities, which included the recent agreement to sell a 41,500 square foot manufacturing facility in Biel, Switzerland for $9.8 million. The sale is expected to close in the second quarter of 2018.

The combined restructuring programs are expected to result in over $12 million in annualized cost reductions. Initial benefits of the combined restructuring and cost take-out efforts are expected to be realized as early as the first quarter of 2018 with the full benefit being realized later in the year. Total restructuring costs are expected to be approximately $6.7 million. Through the first nine months of 2017, total restructuring costs have been $2.8 million.

Sales, Orders and Backlog for Third Quarter and First Nine Months of 2017
North America: Sales of $27.5 million in the quarter grew by 11% from strong backlog at the end of the trailing second quarter. Orders for the region were $23.2 million, down 13% in the quarter, and have fluctuated from quarter to quarter as a result of changes being implemented with sales channel partners.
For the first nine months of 2017, sales to North America were up 13% to $71.3 million and orders decreased 3% to $73.8 million.
Europe: Sales in Europe of $22.4 million were up 23% from increased demand across all product lines. Orders in the region were up 15%. Excluding favorable foreign currency translation of $0.5 million on both sales and orders, sales increased 20% and orders increased 13%.
For the first nine months of 2017, sales to Europe of $62.4 million were down 3% while orders increased 16% to $74.8 million. Excluding unfavorable foreign currency translation of $0.6 million and $1.1 million, sales decreased 2% and orders increased 18%, respectively.
Asia: Sales of $35.1 million for the quarter were up 45% as strong growth in China was supplemented by unusually high sales in other parts of Asia. Orders of $27.3 million were relatively unchanged. Excluding favorable foreign currency impact of $0.2 million and $0.1 million on sales and orders, respectively, sales were up 44% and orders were flat.
For the first nine months of 2017, sales of $94.1 million and orders of $91.0 million were up 21% and 14%, respectively. Excluding unfavorable foreign currency translation of $1.6 million on sales and $1.7 million on orders, sales were up 23% and orders increased 16%. A more stabilized economy in China and growth in other areas of Asia has supported demand for machine tools, including the increased investment in factory automation to address higher labor costs.
Consolidated backlog: Backlog at September 30, 2017 was $135 million, up 16% from September 30, 2016.

Third Quarter Operating Review

•
Gross profit increased $5.5 million, or 24%, on higher volume. As a percent of sales, gross profit was 34% in the quarter, as unfavorable mix and lower absorption for machines was offset by strong margins on our workholding products.

•
Excluding unusual costs in both periods, selling, general and administrative (SG&A) expenses increased $1.7 million in the quarter due to higher commissions related to increased volume and higher incentive based compensation expense from stronger financial results. The prior-year period included $1.1 million of charges related to severance and a pension obligation settlement.

•	Operating income of $3.0 million increased $3.6 million as a result of improved operating leverage. Operating margin expanded 4.5 points to 3.5% of sales.

•	Adjusted Non-GAAP operating income(1) was $3.9 million in the quarter, up significantly from $0.7 million in the prior-year period. The adjusted operating margin was 4.5%, a 3.6 point expansion.

•	Net income was $2.2 million, or $0.17 per diluted share, up from a $1.4 million loss, or $(0.11) per diluted share in the prior-year period. Adjusted Non-GAAP net income(1) was $3.0 million, or

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

$0.24 per diluted share, a significant increase over last year’s third quarter adjusted net loss of $0.2 million, or $(0.02) per diluted share.

First Nine Months 2017 Review

•
For the first nine months, gross profit improved $7.2 million to $76.6 million on higher sales. Gross margin was relatively unchanged from the prior period, as unfavorable mix was offset by cost savings from the 2015 restructuring program.

•
Excluding $1.4 million of unusual costs associated with our strategic review and severance charges in the current period and $2.3 million of unusual charges in the prior year period, SG&A decreased $0.6 million. Lower sales and marketing expenses were partially offset by increased incentive based compensation.

•
Operating income of $3.4 million increased $5.0 million. Adjusted Non-GAAP operating income(1) was $7.5 million, up from $1.3 million in the prior year. Adjusted operating margin was 3.3%, a 2.7 point expansion from leverage on higher volume.

•
Net income was $2.7 million, or $0.21 per diluted share, improved from a $2.5 million loss, or $(0.19) per diluted share, in the first nine months of 2016. Adjusted Non-GAAP net income(1) was $6.7 million, or $0.53 per diluted share, up significantly from $0.3 million, or $0.03 per diluted share last year.

(1)Management believes that the use of non-GAAP measures helps in the understanding of the Company's operating performance. See page 9 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

Webcast and Conference Call
Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Charles P. Dougherty, President and CEO, and Douglas J. Malone, Senior Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at http://ir.hardinge.com/events.cfm.
The conference call can be accessed by calling (201) 689- 8560. The listen-only audio webcast can be monitored at http://ir.hardinge.com/events.cfm.
A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, November 16, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13671990. Alternatively, the archive can be heard on the Company’s website at http://ir.hardinge.com/events.cfm. A transcript will also be posted to the website, once available.

About Hardinge
Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.
Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.
The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement
This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties concerning Hardinge’s expected financial performance and its strategic and operational plans. Such statements are based on management's current expectations, assumptions, estimates, and projections, as well as information currently available to Hardinge, which involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements.
Certain factors could cause actual results to differ from those anticipated in the forward-looking statements in this release, including fluctuations in the machine tool business, the cyclical nature of our markets, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of our entry into new product and geographic markets, our ability to manage our operating costs and announced cost reduction initiatives, product liability claims, work stoppages or other labor issues, our ability to execute on our previously announced real estate sale and other restructuring activities, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, loss of key management or other personnel, failure of operating equipment or information technology infrastructure, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations, and other risks and factors described in our quarterly reports on Form 10-Q and annual reports on Form 10-K and in our other filings with the Securities and Exchange Commission or in materials incorporated therein by reference. Further risks and uncertainties associated with the previously announced indication of interest by Privet to acquire Hardinge include uncertainties as to whether any proposed transaction will occur, and if it does, the timing of any proposed transaction, the risk that even if a proposal is made and a transaction is agreed upon it will be unable to be consummated, and the risk that the proposal will make it more difficult for Hardinge to execute its strategic plan.
We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)

Sales	$84,991	$67,211	$227,745	$205,218
Cost of sales	56,376	44,060	151,114	135,770
Gross profit	28,615	23,151	76,631	69,448
Gross profit margin	33.7%	34.4%	33.6%	33.8%

Selling, general and administrative expenses	20,701	19,992	58,804	60,221
Research & development	3,887	3,296	11,222	9,953
Restructuring	789	182	2,767	608
Other expense, net	276	321	468	249
Income (loss) from operations	2,962	(640)	3,370	(1,583)
Operating margin	3.5%	(1.0)%	1.5%	(0.8)%

Interest expense	135	142	346	427
Interest income	(37)	(56)	(116)	(192)
Income (loss) before income taxes	2,864	(726)	3,140	(1,818)
Income tax expense	665	657	466	666
Net Income (loss)	$2,199	$(1,383)	$2,674	$(2,484)

Per share data:

Basic earnings (loss) per share:	$0.17	$(0.11)	$0.21	$(0.19)

Diluted earnings (loss) per share:	$0.17	$(0.11)	$0.21	$(0.19)

Cash dividends declared per share:	$—	$0.02	$0.04	$0.06

Weighted avg. shares outstanding: Basic	12,907	12,835	12,894	12,815
Weighted avg. shares outstanding: Diluted	12,983	12,835	12,944	12,815

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$32,327	$28,255
Restricted cash	2,115	2,923
Accounts receivable, net	60,750	55,573
Inventories, net	114,420	107,018
Other current assets	10,815	6,926
Assets held for sale	5,682	—
Total current assets	226,109	200,695

Property, plant and equipment, net	50,569	56,961
Goodwill	6,641	6,579
Other intangible assets, net	26,434	26,730
Other non-current assets	6,163	6,585
Total non-current assets	89,807	96,855
Total assets	$315,916	$297,550

Liabilities and shareholders’ equity
Notes payable to bank	$—	$703
Accounts payable	25,542	24,217
Accrued expenses	32,595	25,629
Customer deposits	26,182	18,215
Accrued income taxes	1,590	1,160
Current portion of long-term debt	—	2,923
Total current liabilities	85,909	72,847

Long-term debt	—	2,970
Pension and postretirement liabilities	56,023	58,840
Deferred income taxes	4,088	3,800
Other liabilities	1,167	3,152
Total non-current liabilities	61,278	68,762
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; shares issued 12,949,525 and 12,903,037)	129	129
Additional paid-in capital	121,925	121,015
Retained earnings	91,709	89,557
Treasury shares (at cost, 6,850 and 9,243)	(71)	(104)
Accumulated other comprehensive loss	(44,963)	(54,656)
Total shareholders’ equity	168,729	155,941
Total liabilities and shareholders’ equity	$315,916	$297,550

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)
Operating activities
Net income (loss)	$2,674	$(2,484)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Impairment	1,401	—
Depreciation and amortization	6,694	6,095
Debt issuance costs amortization	139	98
Deferred income taxes	(229)	(705)
(Gain) loss on sale of assets	(36)	23
Unrealized foreign currency transaction (gain) loss	(489)	219
Changes in operating assets and liabilities:
Accounts receivable	(2,793)	9,761
Restricted cash	941	(1,313)
Inventories	(4,037)	(9,458)
Other assets	(2,255)	(988)
Accounts payable	172	(586)
Customer deposits	6,928	(1,604)
Accrued expenses	1,747	(3,338)
Accrued pension and postretirement liabilities	131	(65)
Net cash generated from (used in) operating activities	10,988	(4,345)

Investing activities
Capital expenditures	(1,737)	(1,543)
Deposit on assets held for sale	516	—
Proceeds from sales of assets	57	38
Net cash used in investing activities	(1,164)	(1,505)

Financing activities
Proceeds from short-term notes payable to bank	17,960	35,974
Repayments of short-term notes payable to bank	(18,705)	(35,974)
Repayments of long-term debt	(6,090)	(3,186)
Dividends paid	(516)	(792)
Net cash used in financing activities	(7,351)	(3,978)

Effect of exchange rate changes on cash	1,599	(3)
Net increase (decrease) in cash	4,072	(9,831)

Cash and cash equivalents at beginning of period	28,255	32,774

Cash and cash equivalents at end of period	$32,327	$22,943

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	September 30, 2017		September 30, 2016		June 30, 2017
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	27,465	32%	24,780	11%	24,220	13%
Europe	22,437	26%	18,271	23%	22,240	1%
Asia	35,089	41%	24,160	45%	31,737	11%
Total	84,991		67,211	26%	78,197	9%

Year-to-Date Sales by Region ($ in thousands)

		Nine months ended
	September 30, 2017		September 30, 2016
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	71,268	31%	62,924	13%
Europe	62,379	27%	64,355	(3)%
Asia	94,098	41%	77,939	21%
Total	227,745		205,218	11%

Quarterly Orders by Region ($ in thousands)
	Quarter Ended
	September 30, 2017		September 30, 2016		June 30, 2017
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	23,153	31%	26,740	(13)%	27,003	(14)%
Europe	23,491	32%	20,412	15%	30,021	(22)%
Asia	27,337	37%	27,457	—%	35,692	(23)%
Total	73,981		74,609	(1)%	92,716	(20)%

Year-to-Date Orders by Region ($ in thousands)

		Nine months ended
	September 30, 2017		September 30, 2016
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	$73,825	31%	$76,163	(3)%
Europe	74,802	31%	64,400	16%
Asia	91,016	38%	79,905	14%
Total	239,643		220,468	9%

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

Hardinge believes that providing non-GAAP financial measures such as adjusted loss from operations, adjusted net income, and adjusted earnings per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Income (Loss) from Operations to Non-GAAP Adjusted Income from Operations
(in thousands)

	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016
	Amount	% of Sales	Amount	% of Sales

Income (loss) from operations as reported	$2,962	3.5%	$(640)	(1.0)%
Adjustments to reported income from operations:
Restructuring charges	789	0.9%	182	0.3%
Professional fees for strategic review process	—	—%	125	0.2%
Pension settlement loss	—	—%	765	1.1%
Other adjustments	75	0.1%	225	0.3%
Non-GAAP income from operations as adjusted	$3,826	4.5%	$657	0.9%

	Nine Months Ended September 30, 2017		Nine Months Ended September 30, 2016
	Amount	% of Sales	Amount	% of Sales

Income (loss) from operations as reported	3,370	1.5%	$(1,583)	(0.8)%
Adjustments to reported income (loss) from operations:
Restructuring charges	2,767	1.2%	608	0.3%
Professional fees for strategic review process	—	—%	1,228	0.6%
Pension settlement loss	—	—%	765	0.4%
Other adjustments	1,378	0.6%	295	0.1%
Non-GAAP income from operations as adjusted	$7,515	3.3%	$1,313	0.6%

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Hardinge Reports Third Quarter 2017 Results
November 9, 2017

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income
(in thousands, except per share data)

	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016
	Amount	EPS	Amount	EPS

Net income (loss) as reported	$2,199	$0.17	$(1,383)	$(0.11)
Adjustments to reported net income (loss), pre-tax: (1)
Restructuring charges	751	0.06	182	0.01
Professional fees for strategic review process	—	—	125	0.01
Pension settlement loss			625	0.05
Other adjustments	75	0.01	225	0.02
Non-GAAP net income (loss) as adjusted	$3,025	$0.24	$(226)	$(0.02)

	Nine Months Ended September 30, 2017		Nine Months Ended September 30, 2016
	Amount	EPS	Amount	EPS

Net income (loss) as reported	$2,674	$0.21	$(2,484)	$(0.19)
Adjustments to reported net income (loss), pre-tax: (1)
Restructuring charges	2,677	0.21	608	0.05
Professional fees for strategic review process	—	—	1,228	0.10
Pension settlement loss	—		625	0.05
Other adjustments	1,378	0.11	295	0.02
Non-GAAP net income as adjusted	$6,729	$0.53	$272	$0.03

(1) Some items have no tax effect due to full tax valuation allowances in the related jurisdictions.

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